EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this registration statement on Form S-4 of AmericanWest Bancorporation of our report dated January 24, 2002, included in the AmericanWest Bancorporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ Moss Adams LLP
Moss Adams LLP

Everett, Washington
May 7, 2002